Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Jason Saragian	Scott Deitz
419/248.8987	419/248.8935

Owens Corning Reports Record Sales of $6.5 Billion in 2006;

Company Announces Share Buy-Back Program; Strategic Review

of Siding Solutions Business and Fabwel Unit

TOLEDO, Ohio – Feb. 21, 2007 – Owens Corning (NYSE:OC) today reported record consolidated net sales of $6.461 billion in 2006, compared with $6.323 billion in 2005, a 2.2 percent increase. During the fourth quarter of 2006, the company recorded sales of $1.477 billion, compared with record sales of $1.713 billion during the same period in 2005. Fourth quarter sales declined 13.8 percent, reflecting continued weakness in U.S. housing starts and a lack of storm-related demand for roofing products.

“2006 was a year of accomplishments,” said Dave Brown, president and chief executive officer. “Owens Corning emerged from asbestos-related Chapter 11 with a strong balance sheet that positions the company to succeed through a challenging cyclical downturn of housing starts. We generated sales in 2006 that were the highest in our company’s history. During the fourth quarter, we demonstrated the strength of our business portfolio with solid results in Composite Solutions to help offset weakness in our Roofing and Asphalt segment.

“We’ve taken decisive action to position Owens Corning to generate improved value for our shareholders,” said Brown. “Yesterday, we announced that we have signed a joint-venture agreement with Saint-Gobain that will accelerate the growth of our Composite Solutions business around the world. We also are announcing today that we are evaluating strategic alternatives for our Siding Solutions business and Fabwel, a unit of our Composites organization. In addition to our strong balance sheet, our business forecast for 2007 gives us confidence in our cash generation ability. We are pleased that our Board of Directors has authorized a share buy-back program that delivers on our commitment to building shareholder value.”

-more-

As a result of the application of Fresh Start Accounting on Oct. 31, 2006, and in accordance with SOP 90-7, the post-emergence financial results of the company for the period starting Nov. 1, 2006 are presented as the “Successor” and the pre-emergence financial results of the company for the periods ending on or prior to Oct. 31, 2006 are presented as the “Predecessor.” GAAP financial statements do not straddle the Effective Date because, in effect, the Successor represents a new entity. For the readers’ convenience in this financial news release, the Successor two months ended Dec. 31, 2006 and the Predecessor ten months ended Oct. 31, 2006 have been combined and are collectively referred to as “Fiscal 2006.” The Successor two months ended Dec. 31, 2006 and the Predecessor one month ended Oct. 31, 2006 have been combined and are collectively referred to as “Fiscal fourth quarter of 2006.”

When reviewing the operating performance of the company with its Board of Directors and employees, management uses adjusted income from operations. To calculate adjusted income from operations, management excludes from net income and income from operations certain items, including those related to the company’s Chapter 11 proceedings, asbestos liabilities, restructuring and other activities and the impact of Fresh Start Accounting, so as to improve comparability over time (the “Comparability Items”). As described more fully in the attached financial schedules, such Comparability Items amounted to charges of $136 million in Fiscal 2006, $4.287 billion in 2005, and $152 million in the Fiscal fourth quarter of 2006, and a credit of $81 million in the fourth quarter of 2005.

Consolidated 2006 and Fourth-Quarter Results

•

Reported income from operations in Fiscal 2006 was $433 million, compared with a loss of $3.743 billion in 2005. Excluding the Comparability Items, Fiscal 2006 adjusted income from operations was $569 million, compared with $544 million in 2005, an increase of 4.6 percent.

•

For the Fiscal fourth quarter of 2006, reported income from operations was a loss of $9 million, compared to income of $230 million in 2005. Excluding the Comparability Items, adjusted income from operations for the Fiscal fourth quarter of 2006 was $143 million, compared with $149 million for the same period of 2005, a decrease of 4.0 percent.

•

In the second half of Fiscal 2006, restructuring and other charges were taken to realign production capacity with projected demand, exit non-core businesses, combine distribution facilities, and reduce selling, general and administrative expenses. The restructuring charges and other actions taken totaled $55 million. The expected annual improvement in operating results related to these actions is approximately $44 million.

•

Gross margin as a percentage of consolidated net sales, excluding charges related to the adoption of Fresh Start Accounting and other restructuring charges that together totaled $63 million, was 17.5 percent in Fiscal 2006 compared to 18.3 percent in 2005, a decrease of 0.8 percent.

•

Selling, General and Administrative (SG&A) expenses, as a percentage of consolidated net sales, were 8.3 percent for Fiscal 2006, compared with 8.9 percent in 2005. This improvement in productivity was primarily due to increased net sales and lower performance-based compensation.

Business Highlights:

•	2006 was the safest year in Owens Corning’s history. The company’s continued focus on employee safety resulted in a 13 percent reduction in the number of injuries compared with 2005.

•

The Insulating Systems segment introduced marketing programs to promote the sale of insulation as an energy conservation and noise-reduction solution. A first-time program called R’s on Us™ provides pricing incentives that encourage builders to increase the R-value of insulation in new homes to promote energy efficiency.

•

The Roofing and Asphalt segment completed market testing and began a national roll-out of the new and innovative DurationTM Series roofing shingle with SureNail® technology. This installer-friendly product features a fast-install extra-wide nailing zone and improved wind performance.

•

Owens Corning took aggressive steps within the Other Building Materials & Services segment to improve operating performance. Owens Corning is announcing today that it is exploring strategic alternatives for the Siding Solutions business, which includes its vinyl siding manufacturing operations and Norandex/Reynolds distribution business. Additionally, Owens Corning exited the HOMExperts business in December of 2006 to focus on growing its services business through franchising. The company’s manufactured stone veneer business also completed the integration of Modulo/Parmur, a previously announced European acquisition.

•

The Composite Solutions segment showed improvement throughout 2006 and finished the year with strong performance. A major milestone in the proposed global joint venture with Saint-Gobain was announced yesterday with the signing of a joint-venture agreement. This transaction is intended to deliver increased customer value through improved regional and global reach in our Composite Solutions business. Owens Corning is exploring strategic alternatives for its Fabwel unit, which produces and fabricates composite components and sidewalls for recreational vehicles and cargo trailers.

Update: Proposed Owens Corning and Saint-Gobain Joint Venture

On July 27, 2006, Owens Corning and Saint-Gobain announced that they were in discussions to merge their respective reinforcements and composites businesses, thereby creating a global company in reinforcements and composite fabrics products with worldwide revenues of approximately $1.8 billion (€1.5 billion) and 10,000 employees. The parties announced yesterday that they have signed a joint-venture agreement to merge those businesses to form a new company that will be named “OCV Reinforcements” that will serve customers with improved technology, an expanded product range and a strengthened presence in both developed and emerging markets. The agreement contemplates that the joint venture will be owned 60 percent by Owens Corning and 40 percent by Saint-Gobain. After a minimum of four years, Saint-Gobain will have the option to sell its 40 percent stake to Owens Corning, and Owens Corning will have the option to buy Saint-Gobain’s stake in the joint venture. The transaction, which has been approved by the Boards of Directors of both parent companies, is expected to close in mid-2007 and is subject to customary closing conditions and regulatory and antitrust approvals.

Announcing: Strategic Business Review: Siding Solutions Business & Fabwel Unit

Consistent with Owens Corning’s ongoing review of its portfolio of businesses, the company today announced that it will explore strategic alternatives for the company’s Siding Solutions business, which includes its vinyl siding manufacturing operations and Norandex/Reynolds distribution business, and the company’s Fabwel unit, the leading producer and fabricator of components and sidewalls for recreational vehicles and cargo trailers. The Siding Solutions business is the largest component of the Other Building Materials and Services segment. Fabwel is a unit within Owens Corning’s Composite Solutions segment and is separate from the company’s planned joint-venture with Saint-Gobain’s Vetrotex. The company expects a midyear completion of this process.

Announcing: Owens Corning Share Buy-Back Program

Owens Corning today announced that its Board of Directors has approved a share buy-back program under which the company is authorized to repurchase up to 5 percent of Owens Corning’s outstanding common stock. At current prices, this would represent an investment of approximately $200 million. Shares may be repurchased through open market, privately negotiated, or other transactions. The timing and actual number of shares repurchased will depend on market conditions and other factors and will be at the company’s discretion. This first-time program is intended to further promote total return and value to Owens Corning shareholders.

2007 Outlook

Based on estimates of the National Association of Home Builders (NAHB), the significant slow down in U.S. housing starts is expected to carry well into 2007. This continuing market softness will be reflected in first quarter results, which seasonally is the company’s weakest quarter. The company’s business results in the Insulating Systems and Roofing and Asphalt segments tend to lag housing starts by approximately one quarter.

Many industry and economic analysts, including the NAHB, believe that housing starts will stabilize through 2007. Although Owens Corning expects that 2007 will be a challenging year, the company expects its business results to improve throughout the year if these forecasts materialize and as seasonality in home building creates gradual improvement for our businesses.

In 2007, Owens Corning anticipates that the performance of the Insulating Systems segment will reflect on a lagged basis the trend in reported housing starts. Continued company initiatives to create demand for insulation products, including our special R’s on Us™ promotion, noise-control solutions for homes and businesses and promotion of the 2005 U.S. Energy Policy Act, should bolster this segment.

The performance of the Roofing and Asphalt segment, which significantly underperformed in the second half of 2006, is expected to improve through 2007 as the excess inventory that the industry produced, due to anticipated storm-related demand which did not materialize, is gradually reduced. Financial results for the first half of this year are expected to be less than the record results reported in the first half of 2006, when sales in this segment were up significantly because of the carry over of demand due to the hurricanes of 2004 and 2005. Adding to the results of this segment will be the continuing roll-out of the new Owens Corning Duration™ Series Shingle.

Given the recent closure of the HOMExperts® business, continued growth of the manufactured stone veneer business and the strategic review of Owens Corning’s Siding Solutions business, improved performance is expected in the Other Building Materials and Services segment.

Revenue and profitability growth of our Composite Solutions segment is expected in 2007. The closing of the proposed joint venture with Saint-Gobain’s Vetrotex business is planned by midyear.

Going forward, Owens Corning will continue a balanced approach to the use of free cash flow. Strong operational cash flow is intended to fuel company growth and innovation, with a focus on return on net assets. Investments in maintenance and improving existing operations are forecast to total $250 million in 2007. Depreciation and amortization for the year is estimated to total $280—290 million, compared with $278 million in Fiscal 2006.

Upon emergence and subsequent distribution of contingent stock and cash to the 524(g) Trust in January 2007, Owens Corning generated a significant U.S. Federal tax net operating loss of approximately $2.8 billion. Based on current estimates, the company believes its cash taxes will be about 10 to 15 percent of pre-tax income for the next five to seven years.

Allowing for significant uncertainty in the marketplace and based upon the NAHB’s current 2007 estimate of 1.54 million housing starts, the company projects that 2007 adjusted income from operations should exceed $415 million, not including the impact of the proposed Owens Corning – Vetrotex joint venture or other strategic organizational changes. This forecast will be updated and communicated quarterly.

2006 and Fourth-Quarter Business Segment Highlights

Insulating Systems

•

Net sales for Fiscal 2006 were $2.097 billion, a 6.1 percent increase from the 2005 level of $1.976 billion. This increase was primarily the result of the continued strong demand from the U.S. housing and remodeling markets during the first nine months of 2006, robust demand in the commercial and industrial market, and favorable pricing in major product categories, which allowed the company to recover energy, material and transportation cost increases. Slowing demand from the retail and residential construction markets became evident in the fourth quarter of 2006.

•

Net sales in the Fiscal fourth quarter of 2006 decreased 6.4 percent compared to the prior year. The decrease in net sales was primarily the result of the decline in demand in the fourth quarter of 2006, reflecting weaker housing activity compared to the fourth quarter of 2005 during which residential construction was very strong.

•

Income from operations for Fiscal 2006 was $467 million, a 10.1 percent increase from the 2005 level of $424 million. Favorable pricing and improved operating efficiencies offset inflation in raw materials, energy and labor, and approximately $6 million of additional cost, primarily depreciation and amortization, resulting from the impact of the adoption of Fresh Start Accounting.

•

Fiscal fourth quarter of 2006 income from operations decreased 16.4 percent to $107 million, compared to $128 million during the same period in 2005. Fiscal fourth quarter of 2006 results included approximately $6 million of additional cost resulting from the impact of the adoption of Fresh Start Accounting.

•

During the fourth quarter of 2006, weaker housing activity combined with seasonal slow downs resulted in production curtailments at selected Owens Corning insulation manufacturing facilities. These curtailments were expanded in the first quarter of 2007 to include the entire Candiac, Quebec facility in Canada.

Roofing and Asphalt

•

Net sales for Fiscal 2006 were $1.723 billion, a 4.6 percent decrease from the 2005 level of $1.806 billion. This decrease was primarily the result of a decline in volume related to both lower new residential construction activity and a lower level of storm-related demand, particularly in the second half of 2006. This decrease was only partially offset by price increases, which generally reflect the partial pass through of higher energy, material and transportation costs. Fiscal fourth quarter of 2006 net sales totaled $304 million, compared with $492 million in the fourth quarter of 2005.

•

Income from operations for Fiscal 2006 was $72 million, a 48.2 percent decrease from the 2005 level of $139 million. This decrease was primarily driven by lower volume resulting from declines in new construction activity, combined with the abatement of demand from 2005 hurricane damage, and the inability to achieve sufficient price increases in the second half of the year to offset significant increases in asphalt coating cost. The adoption of Fresh Start Accounting had no significant impact on income from operations.

•	Fiscal fourth quarter of 2006 income from operations was a loss of $25 million, compared to income of $34 million during the same period in 2005.

•

Production at Owens Corning’s roofing and asphalt facilities in the U.S. was significantly curtailed beginning in October 2006, bringing year-end inventories down to more acceptable levels. Production operations at the Jessup, Maryland roofing and asphalt facilities were closed in the fourth quarter of 2006.

Other Building Materials and Services

•

Net sales for Fiscal 2006 were $1.260 billion, a 2.1 percent increase from the 2005 level of $1.234 billion. This increase was primarily the result of volume growth in North American manufactured stone veneer products, and the impact of our European manufactured stone veneer acquisition in mid-2006, partially offset by lower volumes in vinyl siding products. Fiscal fourth quarter of 2006 net sales totaled $288 million, compared with $325 million in the fourth quarter of 2005.

•

Income from operations for Fiscal 2006 was $13 million, a 23.5 percent decrease from the 2005 level of $17 million. The decrease was due to losses in the HOMExperts portion of our construction services business, from which we announced our exit in the fourth quarter of 2006, and volume declines in vinyl siding products, partially offset by increased volume and production efficiencies in manufactured stone veneer products. The adoption of Fresh Start Accounting had no significant impact on income from operations.

•	Fiscal fourth quarter of 2006 income from operations decreased to breakeven, compared to $5 million of income during the same period in 2005.

•

Performance in this segment was lifted by productivity improvements within our domestic manufactured stone veneer organization and the midyear acquisition of a European producer and distributor of such products. The financial results of this acquisition are included in the Fiscal fourth quarter of 2006 reporting of this segment.

Composite Solutions

•

Net sales for Fiscal 2006 were $1.560 billion, a 4.3 percent increase from the 2005 level of $1.495 billion. The increase in sales was primarily attributable to the acquisition of a manufacturing facility in Japan from Asahi Glass Co. Ltd. during the second quarter of Fiscal 2006. Fiscal fourth quarter of 2006 net sales totaled $383 million, compared with $373 million in the fourth quarter of 2005.

•

Income from operations for Fiscal 2006 was $159 million, a 14.4 percent increase from the 2005 level of $139 million. Gains on the sale of metals used in certain production tooling accounted for $38 million of the improvement. Without these gains, income from operations would have declined by $18 million. Fiscal 2006 income from operations also included a $20 million gain related to insurance recoveries associated with the July 2005 flood of the Taloja, India manufacturing facility, and was adversely impacted by an estimated $8 million of losses due to downtime associated with a capacity expansion and recovery from the flood. The decrease in income from operations, excluding the effect of the gains on the sale of metals, the insurance recovery and the downtime costs, was due to cost inflation in raw materials and transportation. The adoption of Fresh Start Accounting had no significant impact on income from operations.

•

Fiscal fourth quarter of 2006 income from operations increased 8.9 percent to $49 million, compared to $45 million during the same period in 2005 which included a $7 million gain on the sale of metals used in certain production tooling and $4 million in costs associated with the July 2005 flood of the Taloja, India manufacturing facility.

•

During the second half of the year, results improved due to stronger volumes, improved pricing, increased manufacturing productivity (including the return to full operation of our facilities in India and Brazil), reduced operating expenses and benefits from the second quarter acquisition of reinforcement capacity in Japan.

The company continues to evaluate its tax balance sheet accounts in light of the application of Fresh Start Accounting related to emergence from Chapter 11. This review will be completed prior to the filing of the company’s annual report on Form 10-K for 2006, which is currently scheduled to occur on or about March 14, 2007. The results of that review will not impact the operational results reported today but could result in immaterial adjustments to the company’s balance sheet.

First quarter 2007 results are currently scheduled to be announced on Wednesday, May 2, 2007.

Conference Call Information

Owens Corning will host a conference call for investors and analysts today to discuss financial results.

Wednesday, Feb. 21, 2007

11 a.m. Eastern Standard Time

Live dial-in telephone number: 800-573-4840 or 617-224-4326

(Please dial in 10 minutes before conference call start time)

Passcode: 58370563

Live Webcast: http://www.owenscorning.com/investors

A telephone replay will be available through Feb. 28, 2007 at 888-286-8010 or 617-801-6888. Passcode: 50698631. A replay of the web cast will also be available at www.owenscorning.com/investors.

About Owens Corning

Owens Corning is a world leader in building materials systems and composite solutions. A Fortune 500 company for more than 50 years, Owens Corning people redefine what is possible each day to deliver high-quality products and services ranging from insulation, roofing, siding and stone, to glass composite materials used in transportation, electronics, telecommunications and other high-performance applications. Since the company’s founding in 1938, Owens Corning has been a market-leading innovator of glass-fiber technology with sales of $6.5 billion in 2006 and 19,000 employees in 26 countries. Additional information is available at http://www.owenscorning.com/.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Further information on factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

# # #

Owens Corning and Subsidiaries

Consolidated Statement of Income (Loss)

(Unaudited)

(Dollars in millions)

	Combined Twelve Months Ended December 31, 2006	Successor	Predecessor
		Two Months Ended December 31, 2006	Ten Months Ended October 31, 2006	Twelve Months Ended December 31, 2005
NET SALES	$6,461	$909	$5,552	$6,323
COST OF SALES	5,395	799	4,596	5,165

Gross margin	1,066	110	956	1,158

Operating Expenses
Marketing and administrative expenses	537	92	445	565
Science and technology expenses	80	30	50	58
Restructure costs	39	27	12	—
Chapter 11 related reorganization items	55	10	45	45
Provision for asbestos litigation claims - Owens Corning	—	—	—	3,365
Provision (credit) for asbestos litigation claims - Fibreboard	(13)	—	(13)	902
Employee emergence equity program	6	6	—	—
(Gain) loss on sale of fixed assets and other	(71)	5	(76)	(34)

Total operating expenses	633	170	463	4,901

INCOME (LOSS) FROM OPERATIONS	433	(60)	493	(3,743)
Interest expense, net	270	29	241	739
Gain on settlement of liabilities subject to compromise	(5,864)	—	(5,864)	—
Fresh-start accounting adjustments	(3,049)	—	(3,049)	—

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	9,076	(89)	9,165	(4,482)
Income tax expense (benefit)	997	(28)	1,025	(387)

INCOME (LOSS) BEFORE MINORITY INTEREST AND EQUITY IN NET EARNINGS OF AFFILIATES	8,079	(61)	8,140	(4,095)
Minority interest and equity in net earnings (loss) of affiliates	(4)	(4)	—	(4)

NET INCOME (LOSS)	$8,075	$(65)	$8,140	$(4,099)

RECONCILIATION TO ADJUSTED INCOME FROM OPERATIONS:
NET INCOME (LOSS)	$8,075	$(65)	$8,140	$(4,099)
Minority interest and equity in net earnings (loss) of affiliates	(4)	(4)	—	(4)

INCOME (LOSS) BEFORE MINORITY INTEREST AND EQUITY IN NET EARNINGS OF AFFILIATES	8,079	(61)	8,140	(4,095)
Income tax expense (benefit)	997	(28)	1,025	(387)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	9,076	(89)	9,165	(4,482)
Gain on settlement of liabilities subject to compromise	(5,864)	—	(5,864)	—
Fresh-start accounting adjustments	(3,049)	—	(3,049)	—
Interest expense, net	270	29	241	739

INCOME (LOSS) FROM OPERATIONS	433	(60)	493	(3,743)
Adjustments to remove items impacting comparability:
Provison for asbestos litigation	(13)	—	(13)	4,267
Chapter 11 related reorganization items	55	10	45	45
Impact of inventory write-up	44	44	—	—
In-process research and development	21	21	—	—
Restructuring activities	55	44	11	—
Gain on sale of metals	(45)	—	(45)	(7)
Other	19	12	7	(18)

Total adjustments to remove items impacting comparability	136	131	5	4,287

ADJUSTED INCOME FROM OPERATIONS	$569	$71	$498	$544

DEPRECIATION AND AMORTIZATION	$278	$69	$209	$234

Owens Corning and Subsidiaries

Consolidated Statement of Income (Loss)

(Unaudited)

(Dollars in millions)

	Combined Three Months Ended December 31, 2006	Successor	Predecessor
		Two Months Ended December 31, 2006	One Month Ended October 31, 2006	Three Months Ended December 31, 2005
NET SALES	$1,477	$909	$568	$1,713
COST OF SALES	1,269	799	470	1,405

Gross margin	208	110	98	308

Operating Expenses
Marketing and administrative expenses	125	92	33	156
Science and technology expenses	35	30	5	15
Restructure costs	29	27	2	—
Chapter 11 related reorganization items	27	10	17	5
Provision (credit) for asbestos litigation claims - Owens Corning	—	—	—	(69)
Provision (credit) for asbestos litigation claims -Fibreboard	—	—	—	(5)
Employee emergence equity program	6	6	—	—
(Gain) loss on sale of fixed assets and other	(5)	5	(10)	(24)

Total operating expenses	217	170	47	78

INCOME (LOSS) FROM OPERATIONS	(9)	(60)	51	230
Interest expense, net	48	29	19	199
Gain on settlement of liabilities subject to compromise	(5,864)	—	(5,864)	—
Fresh-start accounting adjustments	(3,049)	—	(3,049)	—

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	8,856	(89)	8,945	31
Income tax expense (benefit)	1,151	(28)	1,179	(304)

INCOME (LOSS) BEFORE MINORITY INTEREST AND EQUITY IN NET EARNINGS OF AFFILIATES	7,705	(61)	7,766	335
Minority interest and equity in net earnings (loss) of affiliates	(6)	(4)	(2)	3

NET INCOME (LOSS)	$7,699	$(65)	$7,764	$338

RECONCILIATION TO ADJUSTED INCOME FROM OPERATIONS:
NET INCOME (LOSS)	$7,699	$(65)	$7,764	$338
Minority interest and equity in net earnings (loss) of affiliates	(6)	(4)	(2)	3

INCOME (LOSS) BEFORE MINORITY INTEREST AND EQUITY IN NET EARNINGS OF AFFILIATES	7,705	(61)	7,766	335
Income tax expense (benefit)	1,151	(28)	1,179	(304)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	8,856	(89)	8,945	31
Gain on settlement of liabilities subject to compromise	(5,864)	—	(5,864)	—
Fresh-start accounting adjustments	(3,049)	—	(3,049)	—
Interest expense, net	48	29	19	199

INCOME (LOSS) FROM OPERATIONS	(9)	(60)	51	230
Adjustments to remove items impacting comparability:
Provison for asbestos litigation	—	—	—	(74)
Chapter 11 related reorganization items	27	10	17	5
Impact of inventory write-up	44	44	—	—
In-process research and development	21	21	—	—
Restructuring activities	45	44	1	—
Gain on sale of metals	—	—	—	(7)
Other	15	12	3	(5)

Total adjustments to remove items impacting comparability	152	131	21	(81)

ADJUSTED INCOME FROM OPERATIONS	$143	$71	$72	$149

DEPRECIATION AND AMORTIZATION	$94	$69	$25	$53

Owens Corning and Subsidiaries

Condensed Consolidated Balance Sheet

(Unaudited)

(Dollars in millions)

	Successor	Predecessor
	December 31, 2006	December 31, 2005
ASSETS
Current
Cash and cash equivalents	$1,089	$1,559
Receivables, net	573	608
Inventories	749	477
Other current assets	141	61

Total current	2,552	2,705

Other
Restricted cash	—	1,622
Deferred income taxes	549	1,432
Goodwill and other intangible assets	2,611	226
Other noncurrent assets	237	738

Total other	3,397	4,018

Net plant and equipment	2,521	2,012

TOTAL ASSETS	$8,470	$8,735

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current
Accounts payable and accrued liabilities	$1,081	$1,026
Accrued interest	39	741
Short-term debt and current portion of long-term debt	1,440	19

Total current	2,560	1,786

Long-term debt	1,296	36
Other long-term liabilities	884	1,293
Liabilities subject to compromise	—	13,520
Company obligated securities of entities holding solely parent debentures - subject to compromise	—	200
Minority interest	44	47
Stockholders’ equity (deficit)	3,686	(8,147)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$8,470	$8,735

Owens Corning and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(Dollars in millions)

	Combined Twelve Months Ended December 31, 2006	Successor	Predecessor
		Two Months Ended December 31, 2006	Ten Months Ended October 31, 2006	Twelve Months Ended December 31, 2005
NET CASH FLOW FROM OPERATIONS
Net income (loss)	$8,075	$(65)	$8,140	$(4,099)
Adjustments to reconcile net income (loss) to cash provided by operating activities
Provision for asbestos litigation claims	21	—	21	4,277
Depreciation and amortization	278	69	209	234
Change in deferred taxes	160	(48)	208	(467)
Provision for (payment of) post-petition interest/fees on pre-petition obligations	(728)	(31)	(697)	735
Fresh-start accounting adjustments, net of tax	(2,243)	—	(2,243)	—
Gain on settlement of liabilities subject to compromise	(5,864)	—	(5,864)	—
Payments related to Chapter 11 filings	(131)	(131)	—	—
Payment to asbestos trust	(1,250)	—	(1,250)	—
Changes in receivables, inventories, accounts payable and accrued liabilities	24	312	(288)	24
Other	(230)	(91)	(139)	42

Net cash flow from operating activities	(1,888)	15	(1,903)	746

NET CASH FLOW FROM INVESTING
Additions to plant and equipment	(361)	(77)	(284)	(288)
Investment in subsidiaries, net of cash acquired	(47)	—	(47)	(14)
Proceeds from the sale of assets or affiliate	82	—	82	19

Net cash flow from investing activities	(326)	(77)	(249)	(283)

NET CASH FLOW FROM FINANCING
Proceeds from issuance of bonds	1,178	—	1,178	—
Proceeds from issuance of new common stock	2,187	—	2,187	—
Payments to pre-petition lenders	(1,516)	(55)	(1,461)	—
Other cash used for financing activities	(111)	1	(112)	(30)

Net cash flow from financing activities	1,738	(54)	1,792	(30)

Effect of exchange rate changes on cash	6	—	6	1

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(470)	(116)	(354)	434
Cash and cash equivalents at beginning of period	1,559	1,205	1,559	1,125

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,089	$1,089	$1,205	$1,559

Owens Corning and Subsidiaries

Business Segment Information

(Unaudited)

(Dollars in millions)

	Combined Twelve Months Ended December 31, 2006	Successor	Predecessor
		Two Months Ended December 31, 2006	Ten Months Ended October 31, 2006	Twelve Months Ended December 31, 2005
NET SALES
Insulating Systems	$2,097	$331	$1,766	$1,976
Roofing and Asphalt	1,723	167	1,556	1,806
Other Building Materials and Services	1,260	178	1,082	1,234
Composite Solutions	1,560	245	1,315	1,495

Total reportable segments	6,640	921	5,719	6,511
Corporate Eliminations	(179)	(12)	(167)	(188)

Consolidated	$6,461	$909	$5,552	$6,323

INCOME BEFORE INCOME TAX EXPENSE
Insulating Systems	$467	$59	$408	$424
Roofing and Asphalt	72	(23)	95	139
Other Building Materials and Services	13	(4)	17	17
Composite Solutions	159	34	125	139

Total reportable segments	$711	$66	$645	$719

RECONCILIATION TO INCOME (LOSS) BEFORE INCOME TAX EXPENSE
Chapter 11 related reorganization items	$(55)	$(10)	$(45)	$(45)
Credit (provisions) for asbestos litigation claims	13	—	13	(4,267)
Restructure costs and other (charges) credits	(68)	(50)	(18)	18
Employee emergence equity program	(6)	(6)	—	—
Impact of fresh-start accounting	(65)	(65)	—	—
General corporate income (expense)	(97)	5	(102)	(168)
Interest expense, net	(270)	(29)	(241)	(739)
Gain on settlement of liabilities subject to compromise	5,864	—	5,864	—
Fresh-start accounting adjustments	3,049	—	3,049	—

RECONCILIATION TO INCOME (LOSS) BEFORE INCOME TAX EXPENSE	$9,076	$(89)	$9,165	$(4,482)

Owens Corning and Subsidiaries

Business Segment Information

(Unaudited)

(Dollars in millions)

	Combined Three Months Ended December 31, 2006	Successor	Predecessor
		Two Months Ended December 31, 2006	One Month Ended October 31, 2006	Three Months Ended December 31, 2005
NET SALES
Insulating Systems	$527	$331	$196	$563
Roofing and Asphalt	304	167	137	492
Other Building Materials and Services	288	178	110	325
Composite Solutions	383	245	138	373

Total reportable segments	1,502	921	581	1,753
Corporate Eliminations	(25)	(12)	(13)	(40)

Consolidated	$1,477	$909	$568	$1,713

INCOME BEFORE INCOME TAX EXPENSE
Insulating Systems	$107	$59	$48	$128
Roofing and Asphalt	(25)	(23)	(2)	34
Other Building Materials and Services	—	(4)	4	5
Composite Solutions	49	34	15	45

Total reportable segments	$131	$66	$65	$212

RECONCILIATION TO INCOME (LOSS) BEFORE INCOME TAX EXPENSE
Chapter 11 related reorganization items	$(27)	$(10)	$(17)	$(5)
Credit (provisions) for asbestos litigation claims	—	—	—	74
Restructure costs and other (charges) credits	(54)	(50)	(4)	5
Employee emergence equity program	(6)	(6)	—	—
Impact of fresh-start accounting	(65)	(65)	—	—
General corporate expense	12	5	7	(56)
Interest expense, net	(48)	(29)	(19)	(199)
Gain on settlement of liabilities subject to compromise	5,864	—	5,864	—
Fresh-start accounting adjustments	3,049	—	3,049	—

RECONCILIATION TO INCOME (LOSS) BEFORE INCOME TAX EXPENSE	$8,856	$(89)	$8,945	$31